EXHIBIT 3.3

AMENDMENTS TO THE BYLAWS OF

MAKKANOTTI GROUP CORP.

1. Subsections .01, .02, .03 and .07 of Section I of the Bylaws of Makkanotti Group Corp. (the “Corporation”) shall each be amended and restated in their entirety as follows:

“.01 Annual Meetings.

The annual meeting of the shareholders of this Corporation, for the purpose of election of Directors and for such other business as may properly come before it, shall be held at the registered office of the Corporation, or such other places, either within or without the State of Nevada, as may be designated by the notice of the meeting, and on such date and at such time as is fixed by the Board of Directors and stated in the notice of the meeting.

.02 Special Meeting.

Special meetings of the shareholders of this Corporation may be called at any time by the holders of twenty-five percent (25%) of the voting shares of the Corporation, or by the President, or by the Chief Executive Officer, or by the Board of Directors or a majority thereof. No business shall be transacted at any special meeting of shareholders except as is specified in the notice calling for said meeting. The Board of Directors may designate any place, either within or without the State of Nevada, as the place of any special meeting called by the President, Chief Executive Officer or the Board of Directors, and special meetings called at the request of shareholders shall be held at such place in the State of Nevada, as may be determined by the Board of Directors and placed in the notice of such meeting.

.03 Notice of Meeting.

Written notice of annual or special meetings of shareholders stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by the secretary or persons authorized to call the meeting to each shareholder of record entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting, and such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his/her address as it appears on the stock transfer books of the Corporation. Notice of any meeting of shareholders shall not be required to be given to any shareholder who shall attend the meeting, except for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened, or who shall submit, either before or after the meeting, a signed waiver of notice. Unless the Board of Directors, after the adjournment of such meeting, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than thirty (30) days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned is announced at the meeting at which the adjournment is taken.

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.07 Voting of Shares.

Except as otherwise provided in the Articles of Incorporation or in these Bylaws, every shareholder of record shall have the right at every shareholder's meeting to one (1) vote for every share standing in his/her name on the books of the Corporation as of the record date, and the affirmative vote of a majority of the shares represented at a meeting and entitled to vote thereat shall be necessary for the adoption of a motion or for the determination of all questions and business which shall come before the meeting.”

2. Subsection .09 as set forth below is hereby added to Section I of the Corporation’s Bylaws:

.09 Record Date.

For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix in advance, a record date, which shall be not more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action.”

3. Paragraph B under Subsection .06 of Section II of the Corporation’s Bylaws shall be amended and restated in its entirety as follows:

“B. Special Meetings.

Special meetings of the Directors shall be called at any time and place upon the call of the President, the Chief Executive Officer or any Director. Notice of the time and place of each special meeting shall be given by the secretary, or the persons calling the meeting, by mail, radio, telegram, or by personal communication by telephone or otherwise at least one (1) day in advance of the time of the meeting. The purpose of the meeting need not be given in the notice. Notice of any special meeting may be waived in writing or by telegram (either before or after such meeting) and will be waived by any Director in attendance at such meeting.”

4. Section III of the Corporation’s Bylaws shall be amended and restated in its entirety as follows:

“III. ACTIONS BY WRITTEN CONSENT.

01. By Shareholders

Unless otherwise restricted by the Corporation’s Articles of Incorporation or these Bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents shall be required. Whenever such action is taken by written consent, a meeting of shareholders need not be called or notice given. The shareholders’ written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the shareholders.

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.02 By the Board of Directors

Unless otherwise restricted by the Corporation’s Articles of Incorporation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or of the committee. The Board of Directors’ or committee’s written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and such written consent shall be filed with the minutes of proceedings of the Board of Directors or the committee.”

5. Subsections .01, .02 and .03 of Section IV of the Corporation’s Bylaws shall be amended and restated in their entirety as follows:

“IV. OFFICERS.

.01 Officers Designated.

The officers of the Corporation shall be chosen by the Board of Directors. There shall be a Chief Executive Officer, a President, a Secretary and a Treasurer, and there may be a Chairman of the Board of Directors, a Chief Operating Officer, a Chief Scientific Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers (each an “Officer” and collectively, the ‘Officers”), as the Board of Directors may elect. Any Officer may be held by the same person, except that in the event that the Corporation shall have more than one director, the offices of Chief Executive Officer and Secretary shall be held by different persons.

.02 Election, Qualification and Term of Office.

Each of the Officers shall be elected by the Board of Directors. Each Officer of the Corporation shall hold office until such Officer’s successor is duly elected and qualified, or until such Officer’s earlier death, resignation or removal. Election or appointment of an Officer or agent shall not of itself create contract rights. All Officers, agents and employees of the Corporation shall respectively have such authority and perform such duties in the conduct and management of the Corporation as may be delegated by the Board of Directors or by these Bylaws.

.03 Powers and Duties.

The powers and duties of the respective Officers shall be as follows:

A. Chief Executive Officer

Under the supervision of the Board of Directors, the Chief Executive Officer shall have the general control and management of the Corporation’s business and affairs, subject, however, to the right of the Board of Directors to confer any specific power upon any other officer or officers of the Corporation. In the absence of the President, he shall perform any necessary duties of the President, or delegate same to the Chief Operating Officer, as he may determine. The Chief Executive Officer shall do and perform all acts and things incident to the office of Chief Executive Officer and such other duties as may be assigned to him from time to time by the Board of Directors. In the Chief Executive Officer’s absence, the Chief Executive Officer’s duties shall be attended to by the President.

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B. President.

The President shall be executive officer next in authority to the Chief Executive Officer, and, under the supervision of the Chief Executive Officer and the Board of Directors, shall generally supervise and administer the business and affairs of the Corporation. He shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors.

C. Chief Operating Officer

The Chief Operating Officer shall in general supervise and control all operations of the Corporation. He shall be responsible for formulation of operations policies and procedures and shall submit such policies to the Board of Directors, as necessary. He shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors.

D. Chief Scientific Officer

The Chief Scientific Officer generally shall supervise and control all scientific affairs of the Corporation. He shall be responsible for formulation of recommendations to the Board of Directors relating to the various scientific activities of the Corporation, as necessary. He shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors.

E. Vice Presidents

The Vice Presidents shall perform such of the duties of the President on behalf of the Corporation as may be respectively assigned to them from time to time by the Board of Directors or by the President. The Board of Directors may designate one of the Vice Presidents as the Executive Vice President, and in the absence or inability of the President to act, such Executive Vice President shall have and possess all of the powers and discharge all of the duties of the President, subject to the control of the Board of Directors.

F. Secretary.

The secretary shall:

1.	Keep the minutes of the shareholder's and of the Board of Directors meetings in one or more books provided for that purpose;

2.	See that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

3.	Be custodian of the corporate records and of the seal of the Corporation and affix the seal of the Corporation to all documents as may be required;

4.	Keep a register of the postal address and all other contact information of each shareholder which shall be furnished to the secretary by such shareholder;

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5.	Sign with the president, or a vice president, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;

6.	Have general charge of the stock transfer books of the corporation; and

7.	In general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him/her by the President or by the Board of Directors.

G. Chief Financial Officer

The Chief Financial Officer shall in general supervise and control the financial affairs of the Corporation. He shall formulate and submit to the Board of Directors, if any, matters of general fiscal policy of the Corporation. He shall further develop and maintain procedures necessary for the financial control of business and safeguarding of the assets of the Corporation, direct internal auditing, maintain internal accounting activities, and prepare, or cause to be prepared, for submission to the Board of Directors, the Chief Executive Officer or the President, upon instruction of the Board of Directors or at the request of the Chief Executive Officer, or the President, a statement of financial condition of the Corporation, in such detail as may be required. In the absence of a Treasurer, he shall also perform all of the duties of the Treasurer. The Chief Financial Officer shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors.

H. Treasurer

The Treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for moneys due and payable to the Corporation from any source whatsoever and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; (b) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the shareholders, and at such other times as may be required by the Board of Directors, the Chief Financial Officer or the President, a statement of financial condition of the Corporation in such detail as may be required; and (c) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or the Board of Directors or the Chief Financial Officer.

I. Assistant Secretaries and Assistant Treasurers.

The assistant secretaries, when authorized by the Board of Directors, may sign with the president or a vice president certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The assistant treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or the treasurer, respectively, or by the president or the Board of Directors.

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6. Subsection .01 of Section V of the Bylaws of Makkanotti Group Corp. (the “Corporation”) shall be amended and restated in its entirety as follows:

“V. SHARE CERTIFICATES

.01 Form and Execution of Certificates.

Certificates for shares of the Corporation shall be in such form as is consistent with the provisions of the Corporation laws of the State of Nevada. They shall be signed by the President or the Chief Executive Officer and by the Secretary, and the seal of the Corporation shall be affixed thereto. Certificates may be issued for fractional shares.”

7. Section XIII as set forth below is hereby added to the Corporation’s Bylaws:

“XIII. ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by Sections 78.378 through 78.3793 of the Nevada Revised Statutes, inclusive, relating to acquisition of a controlling interest in the Corporation.”

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